Exhibit 23.5

NSAII NETHERLAND SEWELL & ASSOCIATES, INC.

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Registration Statement of GlobalSantaFe Corporation (the “Company”), of our report dated February 25, 2005, relating to the oil and gas reserves and revenues of certain interests of Challenger Minerals, Inc., a subsidiary of the Company, as of December 31, 2004, included as Exhibit 99.2 to the Company’s Form 10-K/A amendment to its Annual Report on Form 10-K for 2004 originally filed on March 3, 2005, and of the data extracted from such report appearing in the Supplemental Oil and Gas Disclosure (unaudited) in such Annual Report on Form 10-K. We hereby consent to all references to such report and/or this firm in this Registration Statement. We hereby consent to all references to such report and/or this firm and to our being named as an expert in this Registration Statement and in each Prospectus to which such Registration Statement relates.

Netherland, Sewell & Associates, Inc.

By:	/s/ Danny D. Simmons
Danny D. Simmons Executive Vice President

Houston, Texas

August 1, 2005